Exhibit 1.01

Windstream Holdings, Inc.
Windstream Services, LLC
Conflict Minerals Report
For the Year ended December 31, 2014

Rule 13p-l under the Securities Exchange Act of 1934 and Form SD (together, the "Rule") require a public reporting company to conduct certain inquiries and due diligence, and making related disclosures when the company manufactures or contracts to manufacture products containing conflict minerals necessary to the functionality or production of those products. Conflict minerals, as defined by the U.S. Securities Exchange Commission, are cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold ("3TG") for the purposes of this Conflict Minerals Report (the "Report"). The statute underlying the Rule, Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, was prompted by the U.S. Congress’ concern that exploitation and trade of conflict minerals in the Democratic Republic of Congo (“DRC”) and neighboring countries (together with the DRC, referred to as the “Covered Countries”) are helping to finance armed groups engaging in extreme levels of violent conflict and committing human rights abuses, creating a humanitarian crisis.

Pursuant to the Rule, if following a good faith reasonable country of origin inquiry (“RCOI”), a company knows or has reason to believe that any of the necessary conflict minerals in its supply chain may have originated in the Covered Countries and may not be from recycled or scrap resources, then the company must exercise due diligence regarding the conflict minerals' source and chain of custody and file a report describing its due diligence measures.

This Report has been prepared pursuant to the Rule and describes the ROCI and due diligence measures of Windstream Holdings, Inc. ("Windstream Holdings") and Windstream Services, LLC ("Windstream Services") for the reporting period January 1, 2014 to December 31, 2014. Unless the context indicates otherwise, the terms "Windstream," "we," or "our" refer to Windstream Holdings and its subsidiaries, including Windstream Services.

The Report has not been subject to an independent private sector audit as allowed by the Rule which provides a temporary accommodation for the first two years.

Company Overview

Windstream is a leading provider of advanced communications and technology solutions, including managed services and cloud computing, to businesses nationwide. In addition to business services, we offer broadband, voice and video services to consumers primarily in rural markets. We offer a robust portfolio of services and products to meet the communication and technology needs of our customers. Our basic offerings are classified in the following categories: enterprise and small business, consumer, carrier, wholesale and other. Our key enterprise and small business service offerings include integrated voice and data services, multi-site networking, data center services, managed services, high-speed Internet, and voice. Our consumer services primarily consist of high-speed Internet, voice and video services. Our carrier services provide network bandwidth to other telecommunication carriers. Our wholesale offerings include switched access services provided to long-distance companies and other local exchange carriers for access to our network in connection with the completion of long-distance calls.

To provide the services above, Windstream typically sources customer premise network and communication equipment from outside suppliers. However, with the acquisition of PAETEC Holding LLC, formerly PAETEC Holding Corp. ("PAETEC") in 2011, Windstream acquired Allworx Corp. ("Allworx"), a wholly owned subsidiary of PAETEC which designs and supports its own customer premise equipment.

Management Framework

In consideration of the implementation of the Rule, we established an internal team to oversee the design, development and implementation of our framework for a conflict minerals compliance program. Our internal team includes subject matter experts from relevant functions such as purchasing, quality assurance, manufacturing, and external reporting. The team of subject matter experts is responsible for implementing our conflict minerals compliance strategy and is led by our Senior Consultant of External Reporting. Windstream's Disclosure Committee, comprised of members of executive and senior management, and the Audit Committee of Windstream Holdings' Board of Directors are briefed about the results of our due diligence efforts on a regular basis.

The team considered the management framework and methodologies for the ROCI and due diligence process, including: determination of in scope products and suppliers; education and engagement of suppliers to solicit information about the existence and sourcing of conflict minerals in supplier provided materials, components and products; and quality assurance and verification processes as described further below. Our conflict minerals compliance program was designed to conform in all material respects to the second edition of The Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related supplements for gold, tin, tantalum and tungsten (the “OECD Guidance”), specifically as they relate to our position in the minerals supply chain as a downstream company.

Determination of Products, Components and Related Suppliers

Windstream performed a comprehensive analysis of our products, and the role that suppliers play throughout our manufacturing and product delivery processes. Through this analysis, we determined, to the best of our knowledge, that Allworx is our only subsidiary that manufactures or contracts to manufacture products with components containing 3TG. Allworx designs and supports customer premise equipment that is manufactured by two contract manufacturers. This equipment, primarily VoIP phones and PBX servers ("Allworx CPE"), is comprised of components that contain 3TG, and these components are sourced by the contract manufacturers. Windstream does not make direct purchases of raw ore or unrefined conflict minerals and makes no direct purchases in the Covered Countries. Allworx CPE sales accounted for less than 1.0 percent of Windstream's overall revenue for the year ended December 31, 2014.

Accordingly, for the purposes of this Report only the direct suppliers of these two contract manufacturers were considered.

Supplier Engagement

As a “downstream company” in the metals supply chain, we are many tiers removed from smelters and refiners (“SORs”) that process the metals found in our final products, and there are many intervening third parties between the original sources of conflict minerals and us. Therefore, we must rely on our immediate suppliers, with which we have business relationships, to provide information regarding the sourcing, including country of origin, of necessary conflict minerals. Our immediate suppliers, in turn, typically, are also downstream in the supply chain and have similar challenges in achieving supply chain transparency. Due to the limited number of certain component suppliers, it can be difficult to switch to another supplier if an existing supplier is not responsive, making supplier engagement and participation especially important.

To educate suppliers and facilitate compliance with the Rule, a new provision was incorporated into the terms and conditions of our standard master purchasing agreement templates. Additionally, we are integrating these terms and conditions into contractual agreements with suppliers as master agreements are executed with new suppliers and renewed with existing suppliers. Note, because not all suppliers use the standard master purchasing agreement template and most supply contracts have multi-year terms, it will take a number of years to ensure all supplier contracts contain the appropriate conflict minerals-related clauses.

Under the terms of our standard master purchasing agreement, suppliers agree to comply with the Rule, including providing us with information regarding the country of origin and source of conflict minerals used in the supplier goods sold to us. If a supplier is found to not be in compliance with these objectives, the supplier is expected to develop, implement and document plans to remedy the non-compliance. Windstream has the right to terminate its relationship with the supplier in the event of continued non-compliance that cannot be resolved.

We engaged a third-party data collection vendor, GreenSoft Technology, Inc. (“GreenSoft”), to conduct outreach and archive the received supplier responses to our RCOI for one of our two manufacturers. GreenSoft used the standard Conflict Minerals Reporting Template established by the Conflict-Free Sourcing Initiative ("CFSI"), an initiative of the Electronic Industry Citizenship Coalition ("EICC") and Global e-Sustainability Initiative. We worked closely with the other manufacturer to develop a survey, provide training, conduct outreach, and summarize results. The smelters and refiners identified in the supply chain survey were compared to the list of smelter and refining facilities identified as "conflict free" by the CFSI's Conflict Free Smelter Program ("CFSP") for tantalum, tin, tungsten and gold. Through the CFSP validation process, which is voluntary, an independent third party audits the procurement and processing activities of a smelter or refiner to determine if it showed sufficient documentation to demonstrate with reasonable confidence that the minerals the smelter or refiner processed originated from conflict free sources. CFSP-compliant smelters and refiners receive a "conflict free" designation from CFSI.

Assessment of Risk in the Supply Chain

Analysis of Supplier Responses

As stated above, we conducted a supply chain survey of the direct suppliers of our contract manufacturers to obtain country of origin information for the necessary conflict minerals in the Allworx CPE. The supply chain survey requested the suppliers to identify the smelters, refineries, or recyclers and scrap supplier sources, as well as countries of origin of the conflict minerals in products they supply. We also leveraged data from CFSI and the CFSP to trace the mine of origin of the 3TG to its ore level and compared the smelters and refiners identified in the surveys against the lists of facilities which have received a "conflict free" designation by the CFSP, which provides country of origin information on the conflict minerals sourced by such facilities. Based on this RCOI, we know or have reason to believe that a portion of the necessary conflict minerals in the Allworx CPE originated or may have originated in the Covered Countries and, we know or have reason to believe that those necessary conflict minerals may not be solely from recycled or scrap sources. Below is a summary of the country of origin information collected as a result of our RCOI efforts.

We have identified 177 direct suppliers to our contract manufacturers of the Allworx CPE. Of these suppliers, we received 161 responses to our supply chain survey. The table below summarizes the number of direct suppliers to our contract manufacturers who source conflict minerals from the Covered Countries and their CFSP designation:

	Tantalum	Tin	Gold	Tungsten
Direct suppliers to our contract manufacturers sourcing from Covered Countries	16	24	4	7
SORs located outside DRC, validated as CFSP-compliant	12	6	2	-
SORs located outside DRC, not currently CFS certified	4	18	2	7

As the result of our RCOI, we have identified 354 smelters and refineries within our supply chain. Among these 354 smelters and refineries, 177 are on CFSI's list of CFSP-compliant smelters and refineries and considered to be conflict free. With respect to the other 177, the CFSI has not provided an opinion as whether or not the minerals procured from these smelters and refineries originate from the Covered Countries.

We determined that certain components used in the Allworx CPE contain 3TG, which originated in the following countries: Argentina, Australia, Austria, Belarus, Belgium, Bolivia, Brazil, Canada, Chile, China, Columbia, DRC, Estonia, Ethiopia, Germany, Hong Kong, India, Indonesia, Italy, Japan, Kazakhstan, Korea, Malaysia, Mexico, Mozambique, Namibia, Nigeria, Papua New Guinea, Peru, Philippines, Poland, Portugal, Russia, Rwanda, Sierra Leone, South Africa, Spain, Switzerland, Taiwan, Thailand, United States of America, Vietnam, and Zimbabwe.

Smelters have been identified as being located in the following countries: Australia, Austria, Belgium, Bolivia, Brazil, Canada, Chile, Czech Republic, China, Estonia, France, Germany, Hong Kong, India, Indonesia, Italy, Japan, Kazakhstan, Korea, Kyrgyzstan, Malaysia, Mexico, Netherlands, Peru, Philippines, Poland, Russia, Saudi Arabia, Singapore, South Africa, Spain, Sweden, Switzerland, Taiwan, Thailand, Turkey, United Kingdom, United States of America, Uzbekistan, and Vietnam.

Set forth below is the list of smelters and refiners identified within our supply chain during 2014 as of May 23, 2015. For more details and the most current status of each smelter, please visit the CFSI website at www.conflictfreesourcing.org.

Smelters	Metal
A.L.M.T. Corp.**	Tungsten
Advanced Chemical Company	Gold
Aida Chemical Industries Co. Ltd.*	Gold
Aktyubinsk Copper Company TOO	Gold
Allgemeine Gold-und Silberscheideanstalt A.G.*	Gold
Almalyk Mining and Metallurgical Complex (AMMC)*	Gold
Alpha*	Tin
American Iron and Metal	Tin
AngloGold Ashanti Córrego do Sítio Minerção*	Gold
Argor-Heraeus SA*	Gold
Asahi Pretec Corporation*	Gold
Asaka Riken Co. Ltd.**	Gold

Smelters	Metal
Asia Tungsten Products Vietnam Ltd.*	Tungsten
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.*	Gold
ATI Tungsten Materials	Tungsten
Aurubis AG*	Gold
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)*	Gold
Bauer Walser AG	Gold
Boliden AB*	Gold
C. Hafner GmbH + Co. KG*	Gold
Caridad	Gold
CCR Refinery – Glencore Canada Corporation*	Gold
Cendres & Métaux SA*	Gold
CFC Cooperativa dos Fundidores de Cassiterita da Amazônia Ltda.	Tin
Changsha South Tantalum Niobium Co., Ltd.*	Tantalum
Chaozhou Xianglu Tungsten Industry Co. Ltd.	Tungsten
Chenzhou Diamond Tungsten Products Co., Ltd.*	Tungsten
Chimet S.p.A.*	Gold
China Minmetals Corp	Tungsten
China Minmetals Nonferrous Metals Co. Ltd.*	Tungsten
China National Gold Group Corporation	Gold
China Rare Metal Materials Company	Tin
China Tin Group Co., Ltd.**	Tin
China Tin Smelter Co. Ltd.	Tin
Chofu Works	Tin
Chongyi Zhangyuan Tungsten Co. Ltd.**	Tungsten
Chugai Mining	Gold
CNMC (Guangxi) PGMA Co. Ltd.	Tin
Codelco	Gold
Colt Refining	Gold
Conghua Tantalum and Niobium Smeltry*	Tantalum
Cooper Santa**	Tin
CV Duta Putra Bangka	Tin
CV Gita Pesona	Tin
CV JusTindo	Tin
CV Makmur Jaya	Tin
CV Nurjanah	Tin
CV Serumpun Sebalai**	Tin
CV United Smelting*	Tin
CV Venus Inti Perkasa	Tin
D Block Metals, LLC*	Tantalum
Daejin Indus Co. Ltd.	Gold
Daeryong ENC	Gold
Daye Non-Ferrous Metals Mining Ltd.	Gold
Dayu Jincheng Tungsten Industry Co., Ltd.**	Tungsten
Dayu Weiliang Tungsten Co., Ltd.**	Tungsten
Do Sung Corporation	Gold
Doduco	Gold
Dongguan Standard Electronic Material.Co., Ltd.	Gold
Dowa Metals & Mining Co. Ltd.*	Gold/Tin
Duoluoshan*	Tantalum

Smelters	Metal
Eco-System Recycling Co., Ltd.*	Gold
EM Vinto*	Tin
Estanho de Rondônia S.A.	Tin
Exotech Inc.*	Tantalum
F&X Electro-Materials Ltd.*	Tantalum
Feinhütte Halsbrücke GmbH	Tin
Fenix Metals**	Tin
Ferro Corporation	Gold
Fidelity Printers and Refiners Ltd.	Gold
FIR Metals & Resource, Ltd.*	Tantalum
FSE Novosibirsk Refinery	Gold
Fujian Jinxin Tungsten Co., Ltd.*	Tungsten
Gannon & Scott	Tantalum
Gansu Seemine Material Hi-Tech Co. Ltd.	Gold
Ganxian Shirui New Material Co., Ltd.	Tungsten
Ganzhou Grand Sea W & Mo Group Co. Ltd.*	Tungsten
Ganzhou Huaxing Tungsten Products Co., Ltd.*	Tungsten
Ganzhou Jiangwu Ferrotungsten Co., Ltd.*	Tungsten
Ganzhou Non-ferrous Metals Smelting Co., Ltd.**	Tungsten
Ganzhou Seadragon W & Mo Co., Ltd.*	Tungsten
Ganzhou Sinda W&Mo Co. Ltd.*	Tungsten
Ganzhou Yatai Tungsten Co., Ltd.**	Tungsten
Geiju Non-Ferrous Metal Processing Co. Ltd.*	Tin
Gejiu Jin Ye Mineral Co., Ltd.	Tin
Gejiu Kai Meng Industry and Trade LLC	Tin
Gejiu YunXin Colored Electrolysis Ltd.	Tin
Gejiu Zi-Li	Tin
Global Advanced Metals Aizu*	Tantalum
Global Advanced Metals Boyertown*	Tantalum
Global Tungsten & Powders Corp*	Tungsten
Gold Bell Group	Tin
Golden Egret Special Allloy Coop.	Tungsten
Guangdong Jinding Gold Limited	Gold
Guangdong Xianglu Tungsten Industry Co., Ltd.**	Tungsten
Guangdong Zhiyuan New Material Co., Ltd.*	Tantalum
Guangxi Huaxi Group Co., Ltd.	Tin
Guizhou Zhenhua Xinyun Technology Ltd., Kaili branch*	Tantalum
H.C. Starck Co., Ltd.*	Tantalum
H.C. Starck GmbH Goslar*	Tantalum
H.C. Starck GmbH Laufenburg*	Tantalum
H.C. Starck GmbH**	Tantalum/Tungsten
H.C. Starck Group*	Tantalum
H.C. Starck Hermsdorf GmbH*	Tantalum
H.C. Starck Inc.*	Tantalum
H.C. Starck Smelting GmbH & Co. KG*	Tantalum/Tungsten
Hangzhou Fuchunjiang Smelting Co., Ltd.	Gold
Heimerle + Meule GmbH*	Gold
Hengyang King Xing Lifeng New Materials Co., Ltd.*	Tantalum
Heraeus Ltd. Hong Kong*	Gold

Smelters	Metal
Heraeus Precious Metals GmbH & Co. KG*	Gold
Heraeus USA	Gold
Hi-Temp*	Tantalum/Tungsten
Huichang Jinshunda Tin Co. Ltd.	Tin
Hunan Chenzhou Mining Group Co.**	Tungsten/Gold
Hunan Chenzhou Mining Industry Group	Gold
Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.*	Tungsten
Hwasung CJ Co. Ltd.	Gold
IBF IND Brasileira de Ferroligas Ltda	Tin
Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited*	Gold
Ishifuku Metal Industry Co., Ltd.*	Gold
Istanbul Gold Refinery*	Gold
Japan Mint*	Gold
Japan New Metals Co. Ltd.*	Tungsten
Jean Goldschmidt International	Tin
Jia Tian	Tin
Jiangwu H.C. Starck Tungsten Products Co., Ltd.	Tungsten
Jiangxi Copper Company Limited	Gold
Jiangxi Dinghai Tantalum & Niobium Co., Ltd.*	Tantalum
Jiangxi Gan Bei Tungsten Co., Ltd.*	Tungsten
Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	Tungsten
Jiangxi Nanshan	Tin
Jiangxi Rare Earth & Rare Metals Tungsten Group Corp	Tungsten
Jiangxi Richsea New Materials Co., Ltd.	Tungsten
Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	Tungsten
Jiangxi Tungsten Industry Group Co. Ltd.*	Tungsten
Jiangxi Xinsheng Tungsten Industry Co., Ltd.	Tungsten
Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.**	Tungsten
Jiangxi Yaosheng Tungsten Co., Ltd.**	Tungsten
JiuJiang JinXin Nonferrous Metals Co., Ltd.*	Tantalum
Jiujiang Tanbre Co., Ltd.*	Tantalum
Jiujiang Zhongao Tantalum & Niobium Co, Ltd*	Tantalum
Johnson Matthey Inc*	Gold
JSC Ekaterinburg Non-Ferrous Metal Processing Plant*	Gold
JSC Uralectromed*	Gold
JX Nippon Mining & Metals Co., Ltd.*	Gold
Kai Unita Trade Limited Liability Company	Tin
Kazzinc Ltd.*	Gold
KEMET Blue Metals*	Tantalum
KEMET Blue Powder*	Tantalum
Kennametal Fallon**	Tungsten
Kennametal Firth Sterling	Tungsten
Kennametal Huntsville**	Tungsten
Kennametal Inc.	Tungsten
Kennecott Utah Copper LLC*	Gold
KGHM Polska Miedź Spółka Akcyjna	Gold
King-Tan Tantalum Industry Ltd.*	Tantalum
Kojima Chemicals Co. Ltd.*	Gold
Korea Metal Co. Ltd.	Gold

Smelters	Metal
Kunshan Jinli chemical industry reagents Co.,Ltd.	Gold
Kyrgyzaltyn JSC*	Gold
L' azurde Company For Jewelry*	Gold
Laibin Huaxi Smelterring Co., Ltd.	Tin
Lingbao Gold Company Limited	Gold
Lingbao Jinyuan Tonghui Refinery Co. Ltd.	Gold
Linwu Xianggui Smelter Co.	Tin
Liuzhou China Tin	Tin
LSM Brasil S.A.*	Tantalum
LS-NIKKO Copper Inc.*	Gold
Luoyang Zijin Yinhui Metal Smelt Co. Ltd.	Gold
Magnu's Minerais Metais e Ligas Ltda*	Tin
Malaysia Smelting Corporation (MSC)*	Tin
Malipo Haiyu Tungsten Co., Ltd.*	Tungsten
Materion*	Gold
Matsuda Sangyo Co. Ltd.*	Gold
MCP Metal Specialist Inc.	Tin
Melt Metais e Ligas S/A	Tin
Mentok	Tin
Metahub Industries Sdn. Bhd.	Tin
Metallic Materials Branch of Guangxi China Tin Group Co., Ltd.	Tin
Metallic Resources Inc	Tin
Metallo Chimique*	Tin
Metallurgical Products India (Pvt.) Ltd.*	Tantalum
Metalor Technologies (Hong Kong) Ltd.*	Gold
Metalor Technologies (Singapore) Pte. Ltd.*	Gold
Metalor Technologies Ltd. (Suzhou)	Gold
Metalor Technologies SA*	Gold
Metalor USA Refining Corporation*	Gold
Met-Mex Peñoles, S.A.*	Gold
Mineracao Taboca S.A.*	Tin/Tantalum
Minmetals Ganzhou Tin Co. Ltd.	Tin
Minsur*	Tin
Mitsubishi Materials Corporation*	Gold/Tin
Mitsui Mining and Smelting Co., Ltd.*	Gold/Tantalum
MK electron	Gold
MMTC-PAMP India Pvt. Ltd*	Gold
Molycorp Silmet A.S.*	Tantalum
Moscow Special Alloys Processing Plant*	Gold
Nadir Metal Rafineri San. Ve Tic. A.Ş.*	Gold
Nanchang Cemented Carbide Limited Liability Company	Tungsten
Nankang Metal Material Co. Ltd.	Gold
Nathan Trotter & Co. Inc	Tin
Navoi Mining and Metallurgical Combinat*	Gold
NGHE Tin Non-Ferrous Metal	Tin
Nihon Material Co. Ltd.*	Gold
Ningbo Kangqiang	Gold
Ningxia Orient Tantalum Industry Co., Ltd.*	Tantalum
North American Tungsten	Tungsten

Smelters	Metal
Novosibirsk Integrated Tin Works	Tin
Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Tungsten
O.M. Manufacturing Philippines, Inc.*	Tin
O.M. Manufacturing (Thailand) Co., Ltd.	Tin
Ohio Precious Metals LLC.*	Gold
Ohura Precious Metal Industry Co., Ltd.*	Gold
OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)*	Gold
OJSC Kolyma Refinery*	Gold
OMSA*	Tin
PAMP SA*	Gold
Penglai Penggang Gold Industry Co. Ltd.	Gold
Phoenix Metal Ltd.	Tantalum
Plansee SE Liezen*	Tantalum
Plansee SE Reutte*	Tantalum
Poongsan Corporation	Tin
Prioksky Plant of Non-Ferrous Metals*	Gold
PT Alam Lestari Kencana	Tin
PT Aneka Tambang (Persero) Tbk*	Gold
PT Artha Cipta Langgeng*	Tin
PT ATD Makmur Mandiri Jaya*	Tin
PT Babel Inti Perkasa*	Tin
PT Babel Surya Alam Lestari	Tin
PT Bangka Kudai Tin**	Tin
PT Bangka Putra Karya*	Tin
PT Bangka Timah Utama Sejahtera**	Tin
PT Bangka Tin Industry*	Tin
PT Banka Kudai Tin	Tin
PT Belitung Industri Sejahtera*	Tin
PT BilliTin Makmur Lestari	Tin
PT Bukit Timah*	Tin
PT Donna Kembara Jaya	Tin
PT DS Jaya Abadi*	Tin
PT Eunindo Usaha Mandiri*	Tin
PT Fang Di MulTindo	Tin
PT Hanjaya Perkasa Metals	Tin
PT HP Metals Indonesia	Tin
PT Indra Eramulti Logam Industri	Tin
Pt Inti Stania Prima*	Tin
PT Karimun Mining**	Tin
PT Koba Tin	Tin
PT Mitra Stania Prima*	Tin
PT Panca Mega Persada*	Tin
PT Pelat Timah Nusantara Tbk	Tin
PT Prima Timah Utama*	Tin
PT Rajwa International	Tin
PT Refined Bangka Tin*	Tin
PT Sariwiguna Binasentosa*	Tin
PT Seirama Tin Investment	Tin
PT Singkep Times Utama	Tin

Smelters	Metal
PT Stanindo Inti Perkasa*	Tin
PT Sumber Jaya Indah	Tin
PT Supra Sukses Trinusa	Tin
PT Tambang Timah*	Tin
PT Timah (Persero), Tbk*	Tin
PT Timah Nusantara**	Tin
PT Timah*	Tin
PT Tinindo Inter Nusa**	Tin
PT Tirus Putra Mandiri	Tin
PT Tommy Utama	Tin
PT Wahana Perkit Jaya*	Tin
PT Yinchendo Mining Industry	Tin
PX Précinox SA*	Gold
Quantum Clean*	Tantalum
Rahman Hydraulic Tin Berhad	Tin
Rand Refinery (Pty) Ltd.*	Gold
Remondis Argentia B.V.	Gold
Republic Metals Corporation*	Gold
RFH Tantalum Smeltry Co., Ltd.*	Tantalum
Royal Canadian Mint*	Gold
Rui Da Hung**	Tin
SA Minsur*	Tin
Sabin Metal Corp.	Gold
Samduck Precious Metals	Gold
Samhwa Non-Ferrous Metal. Inc Co., Ltd.	Tin
Samwon Metals Corp.	Gold
Sanher Tungsten Vietnam Co., Ltd.**	Tungsten
Schone Edelmetaal*	Gold
Scotia Mocatta	Gold
SEMPSA Joyería Platería SA*	Gold
Shandong Zhaojin Gold & Silver Refinery Co. Ltd.*	Gold
Shanghai Gold exchange	Gold
Shanghai Jiangxi Metals Co. Ltd.	Tantalum
Shenzhen Tiancheng Chemical Co. Ltd.	Gold
Sichuan Tianze Precious Metals Co., Ltd.*	Gold
Singway Technology Co., Ltd.*	Gold
So Accurate Group, Inc.	Gold
SOE Shyolkovsky Factory of Secondary Precious Metals*	Gold
Soft Metais, Ltda.**	Tin
Solar Applied Materials Technology Corp.*	Gold
Solikamsk Magnesium Works OAO*	Tantalum
Solikamsk Metal Works*	Tantalum
Sumitomo Metal Mining Co. Ltd.*	Gold
Suzhou Xingrui Noble	Gold
Tai zhou chang san Jiao electron Co., Ltd.	Gold
Taki Chemicals*	Tantalum
Tanaka Kikinzoku Kogyo K.K. *	Gold
Tantalite Resources	Tantalum
Technic Inc	Gold

Smelters	Metal
Tejing (Vietnam) Tungsten Co., Ltd.**	Tungsten
Telex*	Tantalum
Thaisarco*	Tin
The Great Wall Gold and Silver Refinery of China	Gold
The Hutti Gold Company	Gold
The Nankang Nanshan Tin Co., Ltd.	Tin
The Refinery of Shandong Gold Mining Co. Ltd.*	Gold
Tokuriki Honten Co., Ltd.*	Gold
Tokuriki Tokyo Melters Assayers*	Gold
Tongding Metal Material Co.,Ltd.	Tin
Tongling nonferrous Metals Group Co., Ltd.	Gold
Torecom	Gold
Traxys	Tin
Ulba Metallurgical Plant, jsc*	Tantalum
Umicore Brasil Ltda*	Gold
Umicore Precious Metals Thailand*	Gold
Umicore SA Business Unit Precious Metals Refining*	Gold
United Precious Metal Refining, Inc.*	Gold
Valcambi SA*	Gold
Vietnam Youngsun Tungsten Industry Co., Ltd.*	Tungsten
Voss Metals Company, Inc	Tungsten
WC Heraeus Hanau	Tin
Western Australian Mint trading as The Perth Mint*	Gold
Westfalenzinn	Tin
White Solder Metalurgia e Mineração Ltda.*	Tin
Wilhelm Westmetall	Tin
Williams/Williams Brewster	Gold
Wolfram Bergbau und Hütten AG*	Tungsten
Wolfram Company CJSC**	Tungsten
Xiamen Tungsten (H.C.) Co., Ltd.*	Tungsten
Xinhai Rendan Shaoguan Tungsten Co., Ltd.	Tungsten
XinXing HaoRong Electronic Material Co., Ltd.*	Tantalum
Xstrata Canada Corporation*	Gold
Xtrata, Canadian Copper Refinery (CCR)*	Gold
Yamamoto Precious Metal Co., Ltd.*	Gold
Yantai Guodasafina High-Tech Environmental Refinery Co. Ltd.	Gold
Yantai Zhaojin Lai Fuk Precious Metals Ltd.	Gold
Yichun Jin Yang Rare Metal Co., Ltd.*	Tantalum
Yokohama Metal Co. Ltd.	Gold
Yunnan Chengfeng Non-ferrous Metals Co. Ltd.**	Tin/Gold
Yunnan Copper Industry Co. Ltd.	Gold
Yunnan Tin Company Limited*	Tin/Gold
Zhongshan Public Security Bureau	Gold
Zhongyuan Gold Smelter of Zhongjin Gold Corporation*	Gold
Zhuzhou Cement Carbide*	Tantalum
Zhuzhou Cemented Carbide Group Co. Ltd.	Tungsten
Zhuzhou Cemented Carbide Works Imp. & Exp. Co.	Tungsten
Zijin Mining Group Co. Ltd.*	Gold

* Indicates smelters and refiners which have received a "conflict free" designation from the CFSP.
** Indicates smelters and refiners which are currently pursuing a "conflict free" designation from the CFSP.

SOR Verification

SORs, given their position upstream in the supply chain, are in a better position to know the source of 3TG coming into their facilities. Therefore, we attempted to identify risks in the supply chain by assessing the due diligence practices of the SORs associated with the identified components.

Less than half of the responding 3TG suppliers provided SOR information for all applicable metals, and those that provided such information identified hundreds of entities alleged to be SORs. If SOR information was provided by a supplier, GreenSoft attempted to verify that the entities identified as SORs were actually metals processors. Where it was found that the name of an entity provided as an SOR was not directly involved in the smelting, refining or recycling of the relevant metal, the supplier who provided the information was contacted to attempt to obtain additional information about the origin of its 3TG.

If an SOR name was verified as a metals processor, then GreenSoft attempted to match the SOR to available lists of SORs that have been certified by internationally recognized validation programs, such as the CFSI Conflict-Free Smelter Program and the London Bullion Market Association Good Delivery Program. Suppliers associated with certified SORs were assumed to have responsibly obtained the relevant 3TG from sources that did not directly or indirectly finance or otherwise benefit armed groups in the Covered Countries. If an SOR was not certified by an internationally recognized validation program, GreenSoft (i) attempted to contact the SOR to gain more information about its sourcing practices and (ii) conducted additional research regarding the SOR’s sourcing practices.

Considerations Regarding Survey Responses

Although information was requested specifically for the components in our products, a portion of the suppliers responded generally to the survey, providing the same answers that they provided to every customer requesting conflict mineral information. Therefore, we were unable to determine whether any 3TG reported by those suppliers was actually in our products or to validate that any of the identified SORs were actually in our supply chain.

In addition, because the question in the CFSI Template regarding use of recycled or scrap materials in the components did not ask whether the supplier uses recycled or scrap materials 100 percent of the time, we determined that we could not rely on any such representations for the 2014 reporting year. In April 2014, CFSI adopted an updated Conflict Minerals Reporting Template, which includes a revised question regarding the use of recycled or scrap materials, and we will use the updated template for the 2015 survey process.

Conclusion

For the 2014 reporting period, we do not have conclusive information regarding the country of origin of, or facilities used to process, all components containing 3TG. Our efforts to determine the mine or location of origin of the necessary conflict minerals in the components with the greatest possible specificity consisted of the due diligence measures described in this Report, and although a portion of the SORs identified were matched to certified lists, not all necessary conflict minerals in the components containing 3TG were confirmed to be sourced from all certified SORs. Because the majority of information received from our contract manufactures' immediate suppliers was not complete, accurate or reliable, and taking into account the considerations regarding survey responses described above, the verification and quality assurance processes described above are ongoing.

Supply Chain Risk Management and Mitigation

Due to the breadth and complexity of our products and respective supply chain, it will take time for the various supply chain and industry participants to institute programs and agreed processes to gather verifiable information on conflict minerals sourcing and chain of custody. Our due diligence program is an iterative process and progress will be incremental over time. Using our supply chain due diligence processes, driving accountability within the supply chain by leveraging the industry standard CFSI/CFSP, and continuing our outreach efforts, we hope to further develop transparency into our supply chain.

As we move towards further developing our due diligence program, we intend to take the following steps to continue to mitigate any possible risk that the necessary conflict minerals in our products could benefit armed groups in the DRC or adjoining countries:

•	Enhance supplier communication to improve the response rate and accuracy of suppliers' smelters surveys to determine conflict mineral status.

•
Identify suppliers utilizing non-CFSP compliant smelters and, if alternate CFSP-compliant suppliers are available and approved for use, remove them from the approved vendor list until such time as they become CFSP compliant.

Independent Third-Party Audit of SOR due Diligence Practices

We do not have a direct relationship with any SORs, and therefore we do not perform direct audits of the due diligence practices of these entities. We must instead rely on internationally recognized validation programs that facilitate independent third-party audits of SORs and validate that an SOR has met the requirements of the OECD Guidance. Furthermore, we rely upon industry (for example, EICC and CFSI) efforts to influence smelters and refineries to get audited and certified through the CFSP.

Report on Supply Chain Due Diligence

As indicated in the Form SD, this Report is publicly available on our website at www.windstream.com.